Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Deep Green Waste & Recycling, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock $0.0001 par value per share	457	(c)	3,350,000	$0.08	$268,000	$0.00011020	$30	-	-	-	-
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A	N/A		N/A
	Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts						$268,000		$30
	Total Fees Previously Paid								$0.0
	Total Fee Offsets								$0.0
	Net Fee Due								$30

1. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

2. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on the OTC Markets on July 7, 2023, of $0.08 per share.